Exhibit 10.2

FORM OF INVESTMENT ADVISORY AGREEMENT

AGREEMENT made and effective as of this [    ] day of [    ], 202[    ] (the “Effective Date”) by and between StepStone Private Credit Fund LLC, a Delaware limited liability company (the “Fund”), and StepStone Group Private Debt LLC , a Delaware limited liability company (the “Adviser”).

WHEREAS, the Fund is a newly organized non-diversified, closed-end management investment company that has elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (together with the rules promulgated thereunder, the “1940 Act”);

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (together with the rules promulgated thereunder, the “Advisers Act”);

WHEREAS, the Fund desires to retain the Adviser to provide investment advisory services to the Fund in the manner and on the terms and conditions hereinafter set forth; and

WHEREAS, the Adviser is willing to provide investment advisory services to the Fund in the manner and on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Fund and the Adviser hereby agree as follows:

1. Duties of Adviser.

(a) The Fund hereby appoints the Adviser to act as the investment adviser to the Fund and to manage the investment and reinvestment of the assets of the Fund, to continuously review, supervise and administer the investment program of the Fund, to determine in its discretion the securities to be purchased or sold and the portion of the Fund’s assets to be held uninvested, to provide the Fund with records concerning the Adviser’s activities which the Fund is required to maintain and to render regular reports to the board of directors of the Fund (the “Board”) and the Fund’s officers concerning the Adviser’s discharge of the foregoing responsibilities, in each case subject to the supervision of the Board, for the period and upon the terms herein set forth in accordance with:

(i)	the investment objective, policies and restrictions that are set forth in the Fund’s Registration Statement on Form 10 filed with the Securities and Exchange Commission (the “SEC”), or other registration statements the Fund may file with the SEC, as applicable, in each case as supplemented, amended or superseded from time to time, and in the Fund’s confidential private placement memorandum, as amended or otherwise modified from time to time, or as may otherwise be set forth in the Fund’s reports filed in compliance with the Securities Exchange Act of 1934, as amended (together with the rules promulgated thereunder, the “Exchange Act”), as applicable;

(ii)	during the term of this Agreement, all other applicable federal and state laws, rules and regulations, and the Fund’s certificate of formation and limited liability company agreement, as they may be amended from time to time;

(iii)	such investment policies and directives as the Fund may from time to time establish or issue and communicate to the Adviser in writing;

(iv)	such regulatory restrictions as the Fund may from time to time communicate to the Adviser in writing; and

(v)	the Fund’s compliance policies and procedures as applicable to the Adviser and as administered by the Fund’s chief compliance officer.

(b) Without limiting the generality of the foregoing, the Adviser is authorized, in its sole discretion, to:

(i)	perform due diligence on prospective portfolio companies and obtain and evaluate pertinent economic, financial, and other information affecting the economy generally and certain investment assets as such information relates to securities, loans or other financial instruments that are purchased for or considered for purchase by the Fund;

(ii)	make investment decisions for the Fund (including the exercise or disposition of rights accompanying portfolio securities, loans or other financial instruments (such as tender offers, exchanges, amendments, consents, waivers or forbearances) and other attendant rights thereto);

(iii)	determine the composition and allocation of the Fund’s investment portfolio, the nature and timing of any changes therein and the manner of implementing such changes;

(iv)	place purchase and sale orders for portfolio transactions on behalf of the Fund;

(v)	manage otherwise uninvested cash assets of the Fund;

(vi)	manage the liquidity requirements of the Fund;

(vii)	identify, evaluate and negotiate the structure of the investments made by the Fund;

(viii)	arrange for the pricing of Fund securities, loans or other financial instruments;

(ix)	execute account documentation, agreements, contracts and other documents as may be requested by brokers, dealers, assignors, assignees, participants, counterparties and other persons in connection with the Adviser’s management of the assets of the Fund (in such respect, the Adviser will act as the Fund’s agent and attorney-in-fact);

(x)	employ professional portfolio managers and securities analysts who provide research services to the Fund;

(xi)	engage certain third-party professionals, consultants, experts or specialists in connection with the Adviser’s management of the assets of the Fund (in such respect, the Adviser will act as the Fund’s agent and attorney-in-fact);

(xii)	arrange financings and borrowing facilities for the Fund and make decisions with respect to the use by the Fund of borrowing for leverage or other investment purposes (in such respect, the Adviser will act as the Fund’s agent and attorney-in-fact);

(xiii)	provide the Fund with such other investment advisory, research and related services as the Fund may, from time to time, reasonably require for the investment of its funds; and

(xiv)	to the extent permitted under the 1940 Act and the Advisers Act, on the Fund’s behalf, and in coordination with any Sub-Adviser (as defined below) and any administrator, provide significant managerial assistance to those portfolio companies to which the Fund is required to provide such assistance under the 1940 Act, including utilizing appropriate personnel of the Adviser to, among other things, monitor the operations of the Fund’s portfolio companies, participate in board and management meetings of portfolio companies, consult with and advise officers of portfolio companies and provide other organizational and financial consultation.

(c) To facilitate the Adviser’s performance of these undertakings, but subject to the restrictions contained herein, the Fund hereby delegates to the Adviser (which power and authority may be delegated by the Adviser to one or more Sub-Advisers), and the Adviser hereby accepts, the power and authority to act on behalf of and in the name of the Fund to effectuate investment decisions for the Fund, including the negotiation, execution and delivery of all documents relating to the acquisition and disposition of the Fund’s investments, the placing of orders for other purchase or sale transactions on behalf of the Fund or any entity in which the Fund has a direct or indirect ownership interest, including any interest rate, currency or other derivative instruments, and the engagement of any services providers deemed necessary or appropriate by the Adviser to the exercise of such power and authority.

(d) In the event that the Fund determines to acquire debt or other financing (or to refinance existing debt or other financing), the Adviser shall use commercially reasonable efforts to arrange for such financing on the Fund’s behalf, subject to the oversight and approval of the Board. If it is necessary for the Adviser to make investments or obtain financing on behalf of the Fund through a special purpose vehicle, the Adviser shall have authority to create, or arrange for the creation of, such special purpose vehicle and to make investments or obtain financing through such special purpose vehicle in accordance with applicable law.

(e) The Fund also grants to the Adviser power and authority to engage in all activities and transactions (and anything incidental thereto) that the Adviser deems, in its sole discretion, appropriate, necessary or advisable to carry out its duties pursuant to this Agreement, including the authority to open accounts and deposit, maintain and withdraw funds of the Fund or any of its subsidiaries in any bank, savings and loan association, brokerage firm or other financial institution.

(f) The Adviser hereby accepts such appointment and agrees during the term hereof to render the services and to provide, at its own expense, the office space, furnishings and equipment and the personnel required by it to perform the services described in this Section 1 on the terms and for the compensation provided herein, subject to the terms of the administration agreement, by and between the Fund and the Adviser, dated as of [ ], 202[ ] (as amended from time to time, the “Administration Agreement”). Unless and until it resigns or is removed as investment adviser to the Fund in accordance with this Agreement, the Adviser, to the extent of its powers as set forth in this Agreement, shall be an agent of the Fund for the purpose of the Fund’s business, and action taken by the Adviser in accordance with such powers shall bind the Fund.

(g) The Adviser is hereby authorized to enter into one or more sub-advisory agreements (each a “Sub-Advisory Agreement”) with other investment advisers (each a “Sub-Adviser”) pursuant to which the Adviser may obtain the services of the Sub-Adviser(s) to assist the Adviser in fulfilling its responsibilities hereunder, subject to the oversight of the Adviser and/or the Fund, with the scope of such services and oversight to be set forth in each Sub-Advisory Agreement and subject to the below.

(i)	The Adviser and not the Fund shall be responsible for any compensation payable to any Sub-Adviser; provided, however, that the Adviser shall have the right to direct the Fund to pay directly any Sub-Adviser the amounts due and payable to such Sub-Adviser from the fees and expenses otherwise payable to the Adviser under this Agreement.

(ii)	Any Sub-Advisory Agreement entered into by the Adviser shall be in accordance with the requirements of the 1940 Act and the Advisers Act, including without limitation, the requirements of the 1940 Act relating to Board and Fund unitholder approval thereunder, and other applicable federal and state law.

(iii)	Any Sub-Adviser shall be subject to the same fiduciary duties as are imposed on the Adviser pursuant to this Agreement, the 1940 Act and the Advisers Act, as well as other applicable federal and state law.

(h) The Adviser shall, for all purposes herein provided, be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

(i) Subject to review by and the overall control of the Board, the Adviser shall maintain and keep all books, accounts and other records of the Adviser that relate to activities performed by the Adviser hereunder as required under the 1940 Act and the Advisers Act. The Adviser agrees that all records that it maintains and keeps for the Fund shall at all times remain the property of the Fund, shall be readily accessible during normal business hours, and shall be promptly surrendered to the Fund upon the termination of this Agreement or otherwise on written request by the Fund. The Adviser further agrees that the records that it maintains and keeps for the Fund shall be preserved in the manner and for the periods prescribed by the 1940 Act, unless any such records are earlier surrendered as provided above. The Adviser shall have the right to retain copies, or originals where required by Rule 204-2 promulgated under the Advisers Act, of such records to the extent required by applicable law. The Adviser shall maintain records of the locations where books, accounts and records are maintained among the persons and entities providing services directly or indirectly to the Adviser or the Fund.

2. Expenses Payable by the Fund

(a) Fund’s Expenses. Except as otherwise provided in this Agreement, the Administration Agreement or by law, or as otherwise agreed to in writing by the Adviser, the Adviser shall not be responsible for the Fund’s expenses, and the Fund assumes and shall pay or cause to be paid all of its expenses, including without limitation, all Fund expenses set forth in the Fund’s confidential private placement memorandum (as may be amended or otherwise modified from time to time). To the extent the Adviser incurs any costs or performs any services which are an obligation of the Fund, the Fund shall promptly reimburse the Adviser for such costs and expenses unless otherwise agreed to by the Adviser. To the extent the services for which the Fund is obligated to pay are performed by the Adviser, the Adviser shall be entitled to recover from the Fund only to the extent of its costs for such services, as reasonably determined.

(b) Portfolio Company’s Compensation. In certain circumstances the Adviser, any Sub-Adviser, or any of their respective Affiliates (as defined below), may receive compensation from a portfolio company, in connection with the Fund’s investment in such portfolio company. Any compensation received by the Adviser, Sub-Adviser, or any of their respective Affiliates, attributable to the Fund’s investment in any portfolio company, in excess of any of the limitations in or exemptions granted from the 1940 Act, any interpretation thereof by the staff of the SEC, or the conditions set forth in any exemptive relief granted to the Adviser, any Sub-Adviser or the Fund by the SEC, shall be delivered promptly to the Fund and the Fund will retain such excess compensation for the benefit of its unitholders.

3. Compensation of the Adviser.

The Fund agrees to pay, and the Adviser agrees to accept, as compensation for the services provided by the Adviser herein, a base management fee (the “Base Management Fee”) and an incentive fee (the “Incentive Fee”) as hereinafter set forth. Any of the fees payable to the Adviser under this Agreement for any partial month or calendar quarter shall be appropriately prorated. The Adviser may agree to temporarily or permanently waive, in whole or in part, the Base Management Fee and/or the Incentive Fee. Prior to the payment of any fee to the Adviser, the Fund shall obtain written instructions from the Adviser with respect to any waiver or deferral of any portion of such fees. Any portion of a deferred fee payable to the Adviser and not paid over to the Adviser with respect to any month, calendar quarter or year shall be deferred without interest and may be paid over in any such other month prior to the termination of this Agreement, as the Adviser may determine upon written notice to the Fund.

(a) Base Management Fee. The Base Management Fee is payable monthly in arrears at an annual rate of 1.00% of the Fund’s net assets as of the beginning of the first calendar day of the applicable month, commencing with the first calendar day of the first full calendar month following the date of the Fund’s election to be treated as a BDC under the 1940 Act. For purposes of this Agreement, “net assets” means the Fund’s total assets less liabilities determined on a consolidated basis in accordance with accounting principles generally accepted in the United States. All or any part of the Base Management Fee not taken as to any month will be deferred without interest and may be taken in such other month as the Adviser shall determine.

(b) Incentive Fee. The Incentive Fee shall consist of two parts, as follows:

(i)	The first part of the Incentive Fee, referred to as the “Income Incentive Fee,” shall be calculated and payable quarterly in arrears based on the Fund’s “Pre-Incentive Fee Net Investment Income” for the immediately preceding quarter. The payment of the Income Incentive Fee shall be subject to a quarterly hurdle rate, expressed as a rate of return on the value of the Fund’s net assets at the end of the most recently completed calendar quarter, of 1.25% (5.0% annualized) (the “Hurdle Rate”), subject to a “catch up” feature (as described below).

For this purpose, “Pre-Incentive Fee Net Investment Income” means interest income, dividend income and any other income (including any other fees (other than fees for providing managerial assistance) such as commitment, origination, structuring, diligence and consulting fees or other fees that the Fund receives from portfolio companies) accrued during the calendar quarter, minus the Fund’s and its subsidiaries’ operating expenses for the quarter (including the Base Management Fee, expenses and fees paid to the Adviser under the Administration Agreement and any interest expense and dividends paid on any issued and outstanding preferred stock, but excluding the Incentive Fee and any shareholder servicing and/or distribution fees). Pre-Incentive Fee Net Investment Income includes, in the case of investments with a deferred interest feature (such as original issue discount debt instruments with payment-in-kind interest and zero-coupon securities), accrued income that the Fund has not yet received in cash. Pre-Incentive Fee Net Investment Income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation.

The calculation of the Income Incentive Fee for each quarter is as follows:

●	No Income Incentive Fee shall be payable to the Adviser in any calendar quarter in which the Fund’s Pre-Incentive Fee Net Investment Income does not exceed the Hurdle Rate;

●	100% of dollar amount of the Fund’s Pre-Incentive Fee Net Investment Income, if any, that exceeds the Hurdle Rate but is less than or equal to 1.3514% in any calendar quarter (5.4056% annualized) shall be payable to the Adviser. This portion of the Fund’s Income Incentive Fee that exceeds the Hurdle Rate but is less than or equal to 1.3514% is referred to as the “catch up” and is intended to provide the Adviser with an incentive fee of 7.5% on all of the Fund’s Pre-Incentive Fee Net Investment Income when the Fund’s Pre-Incentive Fee Net Investment Income reaches 1.3514% (5.4056% annualized) on net assets in any calendar quarter; and

●	7.5% of the dollar amount of the Fund’s Pre-Incentive Fee Net Investment Income, if any, that exceeds 1.3514% (5.4056% annualized) on net assets in any calendar quarter shall be payable to the Adviser once the Hurdle Rate and catch-up have been achieved (7.5% of the Fund’s Pre-Incentive Fee Net Investment Income thereafter shall be allocated to the Adviser).

(ii)	The second part of the Incentive Fee, referred to as the “Capital Gains-Based Incentive Fee,” shall be an incentive fee on capital gains and shall be determined and payable in arrears as of the end of each calendar year (or upon termination of this Agreement). This fee shall equal 7.5% of the Fund’s incentive fee capital gains, which shall equal the Fund’s realized capital gains on a cumulative basis from the Effective Date, calculated as of the end of the applicable period, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis from the Effective Date, less the aggregate amount of any previously paid Capital Gains-Based Incentive Fee. Each year, the fee paid for the Capital Gains-Based Incentive Fee is net of the aggregate amount of any previously paid Capital Gains-Based Incentive Fee for all prior periods. The Fund will accrue, but will not pay, a Capital Gains-Based Incentive Fee with respect to unrealized appreciation because a Capital Gains-Based Incentive Fee would be owed to the Adviser if the Fund were to sell the relevant investment and realize a capital gain.

4. Covenant of the Adviser.

The Adviser covenants that it is registered as an investment adviser under the Advisers Act on the Effective Date, and shall maintain such registration until the expiration or termination of this Agreement. The Adviser agrees that its activities shall at all times comply in all material respects with all applicable federal and state laws governing its operations and investments, except to the extent that any such noncompliance would not reasonably be expected to have a material adverse effect on the ability of the Adviser to fulfill its obligations under this Agreement. The Adviser agrees to observe and comply with applicable provisions of the code of ethics adopted by the Fund pursuant to Rule 17j-1 under the 1940 Act, as such code of ethics may be amended from time to time.

5. Brokerage Commissions.

The Adviser is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Fund to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith, taking into account factors, including without limitation, price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Fund’s portfolio, and is consistent with the Adviser’s duty to seek the best execution on behalf of the Fund. Notwithstanding the foregoing, with regard to transactions with or for the benefit of the Fund, the Adviser may not pay any commission or receive any rebates or give-ups, nor participate in any business arrangements which would circumvent this restriction.

6. Other Activities of the Adviser.

The services of the Adviser to the Fund are not exclusive, and the Adviser may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment-based accounts or commingled pools of capital, however structured, having investment objectives similar to or different from those of the Fund, and nothing in this Agreement shall limit or restrict the right of any officer, director, equityholder (and their equityholders or members, including the owners of their equityholders or members), or employee of the Adviser to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the Fund’s portfolio companies, subject to applicable law). The Adviser assumes no responsibility under this Agreement other than to render the services set forth herein.

For purposes of this Agreement, “Affiliate” or “Affiliated” or any derivation thereof means with respect to any individual, corporation, partnership, trust, joint venture, limited liability company or other entity or association (“Person”): (a) any Person directly or indirectly owning, controlling, or holding, with the power to vote, 10% or more of the outstanding voting securities of such other Person; (b) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such other Person; (c) any Person directly or indirectly controlling, controlled by or under common control with such other Person; (d) any executive officer, director, trustee or general partner of such other Person; or (e) any legal entity for which such Person acts as an executive officer, director, trustee or general partner.

7. Responsibility of Dual Directors, Officers and/or Employees.

If any person who is a director, officer, equityholder or employee of the Adviser is or becomes a director, officer, member/unitholder and/or employee of the Fund and acts as such in any business of the Fund, then such director, officer, equityholder and/or employee of the Adviser shall be deemed to be acting in such capacity solely for the Fund, and not as a director, officer, equityholder or employee of the Adviser or under the control or direction of the Adviser, even if paid by the Adviser.

8. Information and Reports.

The Adviser will keep the Fund informed of developments relating to its duties as investment adviser of which the Adviser has, or should have, knowledge that would materially affect the Fund. In this regard, the Adviser will provide the Fund and its officers with such periodic reports concerning the obligations the Adviser has assumed under this Agreement as the Fund may from time-to-time reasonably request.

9. Liability of Adviser.

In the absence of (a) willful misfeasance, bad faith or gross negligence on the part of the Adviser in performance of its obligations and duties hereunder, (b) reckless disregard by the Adviser of its obligations and duties hereunder, or (c) a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act, the Adviser shall not be subject to any liability whatsoever to the Fund, or to any member/unitholder of the Fund for any error of judgment, mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder including, without limitation, for any losses that may be sustained in connection with the purchase, holding, redemption or sale of any security on behalf of the Fund.

10. Indemnification.

(a) To the fullest extent permitted by law, the Fund shall, subject to Section 10(c) of this Agreement, indemnify the Adviser (including for this purpose each officer, director, shareholder, partner, owner, member, manager, principal, employee or agent of, or any person who controls, is controlled by or is under common control with, the Adviser, and their respective executors, heirs, assigns, successors or other legal representatives (each such person, including the Adviser, being referred to as an “indemnitee”)) against all losses, claims, damages, liabilities, costs and expenses arising from any act or omission by reason of being or having been Adviser to the Fund, or in connection with the Fund’s business, affairs or assets, or the past or present performance of services to the Fund in accordance with this Agreement by the indemnitee, except to the extent that the loss, claim, damage, liability, cost or expense has been finally determined in a judicial decision on the merits from which no further appeal may be taken in any action, suit, investigation or other proceeding to have been incurred or suffered by the indemnitee by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the Adviser’s duties or obligations under this Agreement or otherwise as Adviser of the Fund. These losses, claims, damages, liabilities, costs and expenses include, but are not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and counsel fees and expenses, incurred in connection with the defense or disposition of any action, suit, investigation or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative or legislative body, in which the indemnitee may be or may have been involved as a party or otherwise, or with which such indemnitee may be or may have been threatened, during the duration of this Agreement or thereafter. The rights of indemnification provided under this Section 10 are not to be construed so as to provide for indemnification of an indemnitee for any liability (including liability under U.S. federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section 10.

(b) Expenses, including counsel fees and expenses, incurred by any indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise, or as fines or penalties) may be paid from time to time by the Fund in advance of the final disposition of any action, suit, investigation or other proceeding upon receipt of an undertaking by or on behalf of the indemnitee to repay to the Fund amounts paid if a determination is made that indemnification of the expenses is not authorized under Section 10(a) of this Agreement, so long as (i) the indemnitee provides security for the undertaking, (ii) the Fund is insured by or on behalf of the indemnitee against losses arising by reason of the indemnitee’s failure to fulfill his, her or its undertaking, or (iii) a majority of the directors (each, a “Director,” and collectively, the “Directors”) of the Fund who are not “interested persons” (as that term is defined in the 1940 Act) of the Fund (“Independent Directors”) (excluding any Director who is or has been a party to any other action, suit, investigation or other proceeding involving claims similar to those involved in the action, suit, investigation or proceeding giving rise to a claim for advancement of expenses under this Agreement) or independent legal counsel in a written opinion determines based on a review of readily available facts (as opposed to a full trial-type inquiry) that reason exists to believe that the indemnitee ultimately shall be entitled to indemnification.

(c) As to the disposition of any action, suit, investigation or other proceeding (whether by a compromise payment, pursuant to a consent decree or otherwise) without an adjudication or a decision on the merits by a court, or by any other body before which the proceeding has been brought, that an indemnitee is liable to the Fund or its members/unitholders by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the Adviser’s duties or obligations under this Agreement or otherwise as the Adviser of the Fund, indemnification shall be provided in accordance with Section 10(a) of this Agreement if (i) approved as in the best interests of the Fund by a majority of the Independent Directors (excluding any Director who is or has been a party to any other action, suit, investigation or other proceeding involving claims similar to those involved in the action, suit, investigation or proceeding giving rise to a claim for indemnification under this Agreement) upon a determination based upon a review of readily available facts (as opposed to a full trial-type inquiry) that the indemnitee acted in good faith and in the reasonable belief that the actions were in the best interests of the Fund and that the indemnitee is not liable to the Fund or its members/unitholders by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the Adviser’s duties or obligations under this Agreement or otherwise as the Adviser of the Fund or (ii) the Directors secure a written opinion of independent legal counsel based upon a review of readily available facts (as opposed to a full trial-type inquiry) to the effect that indemnification would not protect the indemnitee against any liability to the Fund or its members/unitholders to which the indemnitee would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the Adviser’s duties or obligations under this Agreement or otherwise as the Adviser of the Fund.

(d) Any indemnification or advancement of expenses made in accordance with this Section 10 shall not prevent the recovery from any indemnitee of any amount if the indemnitee subsequently is determined in a final judicial decision on the merits in any action, suit, investigation or proceeding involving the liability or expense that gave rise to the indemnification or advancement of expenses to be liable to the Fund or its members/unitholders by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the Adviser’s duties or obligations under this Agreement or otherwise as Adviser of the Fund. In any suit brought by an indemnitee to enforce a right to indemnification under this Section 10 it shall be a defense that, and in any suit in the name of the Fund to recover any indemnification or advancement of expenses made in accordance with this Section 10 the Fund shall be entitled to recover the expenses upon a final adjudication from which no further right of appeal may be taken that, the indemnitee has not met the applicable standard of conduct described in this Section 10. In any suit brought to enforce a right to indemnification or to recover any indemnification or advancement of expenses made in accordance with this Section 10, the burden of proving that the indemnitee is not entitled to be indemnified, or to any indemnification or advancement of expenses, under this Section 10 shall be on the Fund (or on any member/unitholder of the Fund acting derivatively or otherwise on behalf of the Fund or its members/unitholders).

(e) An indemnitee may not satisfy any right of indemnification or advancement of expenses granted in this Section 10 or to which he, she or it may otherwise be entitled except out of the assets of the Fund, and no member/unitholder of the Fund shall be personally liable with respect to any such claim for indemnification or advancement of expenses.

(f) The rights of indemnification provided in this Section 10 shall not be exclusive of or affect any other rights to which any person may be entitled by contract or otherwise under law. Nothing contained in this Section 10 shall affect the power of the Fund to purchase and maintain liability insurance on behalf of the Adviser or any indemnitee.

11. Effectiveness, Duration and Termination of Agreement.

(a) Term and Effectiveness. This Agreement shall become effective as of the Effective Date. Once effective, this Agreement shall remain in effect for two years, and thereafter shall continue automatically for successive one-year periods; provided that such continuance is specifically approved at least annually by: (i) the vote of the Board, or by the vote of a majority of the outstanding voting securities of the Fund, and (ii) the vote of a majority of the Independent Directors, in accordance with the requirements of the 1940 Act, or as otherwise permitted under Section 15 of the 1940 Act.

(b) Termination. This Agreement may be terminated at any time, without the payment of any penalty, (i) by the Fund upon 60 days’ prior written notice to the Adviser: (A) upon the vote of a majority of the outstanding voting securities of the Fund or (B) upon the vote of a majority of the Board; or (ii) by the Adviser upon not less than 120 days’ prior written notice to the Fund. This Agreement shall automatically terminate in the event of its “assignment” (as such term is defined for purposes of construing Section 15(a)(4) of the 1940 Act). The provisions of Sections 9 and 10 shall remain in full force and effect, and the Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Adviser shall be entitled to any amounts owed to it under Section 3 through the date of termination or expiration and Sections 9 and 10 shall continue in force and effect and apply to the Adviser and its representatives as and to the extent applicable.

(c) Duties of Adviser Upon Termination. The Adviser shall promptly upon termination:

(i)	deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;

(ii)	deliver to the Board all assets, if any, and documents of the Fund then in custody of the Adviser; and

(iii)	cooperate with the Fund to provide an orderly transition of services.

12. Definitions.

As used in this Agreement, the terms “interested person,” and a “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in Section 2(a)(19) and Section 2(a)(42) of the 1940 Act.

13. Amendment of Agreement.

This Agreement may be amended by mutual written consent of the parties; provided that the consent of the Fund is required to be obtained in conformity with the requirements of the 1940 Act.

14. Severability.

If any provision of this Agreement shall be declared illegal, invalid, or unenforceable in any jurisdiction, then such provision shall be deemed to be severable from this Agreement (to the extent permitted by law) and in any event such illegality, invalidity or unenforceability shall not affect the remainder hereof.

15. Applicable Law.

Notwithstanding the place where this Agreement may be executed by any of the parties hereto and the provisions of Sections 9 and 10, this Agreement shall be construed in accordance with the laws of the State of New York. For so long as the Fund is regulated as a BDC under the 1940 Act, this Agreement shall also be construed in accordance with the applicable provisions of the 1940 Act and the Advisers Act. In such case, to the extent the applicable laws of the State of New York or any of the provisions herein conflict with the provisions of the 1940 Act or the Advisers Act, the 1940 Act and the Advisers Act shall control.

16. Third-Party Beneficiaries

Except for any Sub-Adviser and any indemnitee, such Sub-Adviser and the indemnitees each being an intended beneficiary of this Agreement, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein express or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

17. Entire Agreement.

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.

18. Notices.

Any notice under this Agreement shall be given in writing, addressed and delivered, emailed or mailed, postage prepaid, to the other party at the address listed below or at such other address for a party as shall be specified in a notice given in accordance with this Section.

19. Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one and the same instrument binding on all parties hereto, notwithstanding that all parties shall not have signed the same counterpart.

20. Form ADV.

The Fund acknowledges receiving Part II of the Adviser’s Form ADV.

21. Insurance

The Fund shall acquire and maintain a directors and officers liability insurance policy or similar insurance policy, which may name the Adviser and any Sub-Adviser each as an additional insured party (each an “Additional Insured Party” and collectively the “Additional Insured Parties”). Such insurance policy shall include reasonable coverage from a reputable insurer. The Fund shall make all premium payments required to maintain such policy in full force and effect; provided, however, each Additional Insured Party, if any, shall pay to the Fund, in advance of the due date of such premium, its allocated share of the premium. Irrespective of whether the Adviser and any Sub-Adviser is a named Additional Insured Party on such policy, the Fund shall provide the Adviser and any Sub-Adviser with written notice upon receipt of any notice of: (a) any default under such policy; (b) any pending or threatened termination, cancellation or non-renewal of such policy or (c) any coverage limitation or reduction with respect to such policy. The foregoing provisions of this Section 21 notwithstanding, the Fund shall not be required to acquire or maintain any insurance policy to the extent that the same is not available upon commercially reasonable pricing terms or at all, as determined in good faith by the required majority (as defined in Section 57(o) of the 1940 Act) of the Board.

22. Fund Obligations.

The parties to this Agreement agree that the obligations of the Fund under this Agreement shall not be binding upon any of the Directors, members/unitholders of the Fund, officers, employees or agents, whether past, present or future, of the Fund, individually, but are binding only upon the assets and property of the Fund.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the Effective Date.

STEPSTONE PRIVATE CREDIT FUND LLC: c/o StepStone Group Private Debt LLC 450 Lexington Avenue 31st Floor New York, NY 10017 E-mail: Joseph.Cambareri@stepstonegroup.com	StepStone Group Private Debt LLC: 450 Lexington Avenue 31st Floor New York, NY 10017 E-mail: Ariel.Goldblatt@stepstonegroup.com

By:	By:
Name: [ ]	Name: [ ]
Title: [ ]	Title: [ ]